EXHIBIT 99.1

May 27, 2003

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:	Longview, Washington

Contact:	R. H. Wollenberg
		President and Chief Executive Officer
		Phone:  (360) 425-1550


LONGVIEW FIBRE COMPANY REPORTS SECOND QUARTER RESULTS

     LONGVIEW, Wash., May 27, 2003 - Longview Fibre Company (NYSE:LFB) today announced net income of $494,000, or $0.01 per share, for its second fiscal quarter ended April 30, 2003, compared with net income of $15,000, or $0.00 per share, for the second quarter of fiscal 2002. Second quarter 2003 earnings include a $4.6 million gain from an insurance settlement for the replacement cost of the company's chipping facility in The Dalles, Oregon which was destroyed by fire in August, 2002 and not replaced. Sales for the second quarter were $181.6 million, compared with $183.3 million for the same period last year. Second quarter operating profit improved 2.9 percent, to $7.0 million from $6.8 million in last year's second quarter. Through the first six months of fiscal 2003, the company earned $1.9 million on sales of $371.2 million, compared to a loss of $6.0 million on sales of $360.8 million in the first half of fiscal 2002.

     R. H. Wollenberg, President and Chief Executive Officer, said, "Our results through the first half of fiscal 2003 highlight the benefits we are beginning to achieve from our company-wide cost and efficiency initiatives. Operating profits for the first six months of the year increased substantially, to $19.7 million from $4.0 million last year, while cash provided by operations increased 145 percent, to $56.9 million from $23.3 million. We are on pace with our full-year capital expenditure budget of $43 million or less, and as a result of this improved cash flow, have paid down over $36 million in long term debt so far this year and paid a dividend of $0.02 per share during the second quarter."

     "Our continued focus on improving Longview Fibre's operating efficiency becomes more important with each month the U.S. economy remains lethargic. Our 570,000 acres of timberland continue to provide earnings, and through our cost and efficiency initiatives we are creating an organization that will be able to leverage any sustained upturn in demand for the company's paper, paperboard and container products."



Second Quarter 2003 Compared with the Second Quarter 2002:

     The utilization rate at the company's Longview mill during the second quarter, with nine of twelve paper machines operating, was approximately 70 percent, 3 percent higher than the utilization rate in the first quarter of fiscal 2003 and in last year's second quarter. The company expects a utilization rate of approximately 70 percent in the third quarter of 2003, which ends July 31. The company plans to continue its nine paper machine schedule for the foreseeable future and keep three higher-cost, less-efficient paper machines temporarily shut down until improved market demand for Kraft paper and paperboard warrants additional capacity.

     Timber segment sales in the second quarter declined 11.1 percent, to $39.5 million, and operating profit declined 24.5 percent to $16.2 million, compared with sales and operating profit of $44.4 million and $21.4 million, respectively, for the same period last year. Log volume decreased 12.5 percent, coupled with a 1.8 percent decrease in average log prices. Domestic log volume decreased 4.4 percent while average prices declined 1.3 percent. Export log volume declined 32.5 percent partially offset by a 3.7 percent increase in average prices, compared to the second quarter of 2002. The decline in export log volume was primarily due to the continuing weak Japanese economy.

     In the company's paper and paperboard segment, sales increased 18.4 percent from last year's second quarter, to $47.5 million from $40.1 million. The segment experienced an operating loss of $3.6 million in the second quarter of fiscal 2003 compared with an operating loss of $8.6 million for the same period last year. Paper volume increased 17.4 percent over the second quarter of 2002, with volume increasing to 66.6 thousand from 56.7 thousand tons. The weaker U.S. dollar drove a 37.0 percent increase in the company's export paper volume, while domestic paper volume advanced 8.7 percent. Export paper prices improved 14.4 percent due to the weaker U.S. dollar, and were the primary force behind the overall paper price increase of
2.7 percent. Paperboard volume increased 7.6 percent over the second quarter of 2002, with paperboard volume increasing to 23.1 thousand from 21.4 thousand tons. With the weakening U.S. dollar, export paperboard volume was up 20.4 percent while the struggling domestic economy caused domestic paperboard volume to be lower by 24.4 percent. Average paperboard prices were up 7.3 percent compared to the second quarter of 2002.

     Sales in the company's converted products segment declined 4.2 percent from the second quarter of 2002, to $94.5 million from $98.7 million, on a
4.1 percent decline in volume and stable pricing. The segment experienced an operating loss of $5.6 million in the second quarter of fiscal 2003, compared with an operating loss of $6.0 million for the same period last year.

     Capital expenditures, including timberlands, totaled $11.4 million during the current quarter, bringing the total through the first six months of the fiscal year to $21.3 million. During the quarter, the company paid down $22.0 million of borrowed debt, bringing the balance to $537.9 million, $36.3 million below our October 31, 2002 year-end level.

     At its regularly scheduled board meeting held March 14, 2003, the Board of Directors voted to reinstate the payment of a quarterly dividend at $0.02 per share. The board will continue to regularly review the dividend and adjust it as appropriate as the company's operating results and debt levels warrant.

Investor Conference Call

     The company will host a conference call Tuesday, May 27, 2003 at 4:00 p.m. EDT, available to interested parties by dialing (888) 603-6951 from the U.S. and Canada, or (706) 679-5742 from international locations. A telephone replay of the call will be available through midnight June 12 by dialing
(800) 642-1687 from the U.S. and Canada, or (706) 645-9291 from international locations, and providing conference ID 887776. A copy of this press release and supplemental financial information that may be presented in the conference call will be available in the Investor Relations section of our Web site, at www.longviewfibre.com.

About Longview Fibre Company

     Longview Fibre Company is a major manufacturer of value-added corrugated and solid-fiber containers, handle shopping and merchandise bags, and other paper products. The company operates one of the largest pulp and paper mills in the world at Longview, Washington which produces Kraft paper and paperboard; operates 17 converting plants in 12 states which produce finished products such as corrugated containers, specialty packaging and merchandise bags; owns approximately 570,000 acres of valuable timberlands managed for Sustainable Forestry in the Pacific Northwest; and operates a sawmill in the State of Washington. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.

Forward-Looking Statements

     This press release contains forward-looking statements, including statements concerning the ability to leverage any sustained upturn in demand for the company's products; anticipated pricing and market conditions for the company's products; capacity utilization; capital expenditure levels; future reductions of debt; possible effects of changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and anticipated benefits of cost reduction efforts. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products and energy; changes in product and energy prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.

                     (Financial Tables Follow)



                               #  #  #



Consolidated Statement of Income (Unaudited)

                                           THREE MONTHS       SIX MONTHS
                                          ENDED APRIL 30    ENDED APRIL 30
(thousands except per share)                2003     2002     2003      2002
Net sales                               $181,590 $183,251 $371,244  $360,806
Cost of products sold, including outward
 freight                                 157,008  158,670 $316,903  $320,297
Gross profit                              24,582   24,581   54,341    40,509
Selling, administrative and general
 expenses                                 17,599   17,794   34,625    36,503
Operating profit                           6,983    6,787   19,716     4,006
Interest income                               79    1,393      153     1,480
Interest expensed                        (10,946) (12,477) (21,878)  (21,270)
Miscellaneous                              4,668      352    5,036     2,338
Income (loss) before income taxes            784   (3,945)   3,027   (13,446)
Provision for taxes on income                290   (3,960)   1,120    (7,475)

Net income (loss)                       $    494 $     15 $  1,907  $ (5,971)
  Per share                             $   0.01 $      - $   0.04  $  (0.12)
Dividend paid per share                 $   0.02 $      - $   0.02  $   0.03
Average shares outstanding                51,077   51,077   51,077    51,077
Net income (loss) - % of net sales           0.3        -      0.5      (1.7)



Segment and Other Information (Unaudited)

                             THREE MONTHS                  SIX MONTHS
                            ENDED APRIL 30               ENDED APRIL 30
                                              %                            %
(thousands)                2003     2002 CHANGE       2003      2002  CHANGE
Net sales:
  Timber               $ 39,517 $ 44,439  -11.1  $  80,814  $ 81,875   - 1.3
  Paper and paperboard   47,531   40,130  +18.4     95,536    76,391   +25.1
  Converted products     94,542   98,682  - 4.2    194,894   200,659   - 2.9
  Power sales                 -        -      -          -     1,881       -
                       $181,590 $183,251  - 0.9  $ 371,244  $360,806   + 2.9

Operating profit (loss):
  Timber               $ 16,172 $ 21,408  -24.5  $  33,201  $ 36,906   -10.0
  Paper and paperboard
   (including allocated
    power losses)        (3,578)  (8,603)     -     (6,636)  (16,875)      -
  Converted products
   (including allocated
    power losses)        (5,611)  (6,018)     -     (6,849)  (16,025)      -
                       $  6,983  $ 6,787  + 2.9  $  19,716  $  4,006  +392.2
Sales:
  Logs, thousands of
   board feet            63,156   72,163  -12.5    130,506   132,516   - 1.5
  Lumber, thousands of
   board feet            23,812   21,941  + 8.5     43,490    40,871   + 6.4
  Paper, tons            66,575   56,698  +17.4    136,308   105,468   +29.2
  Paperboard, tons       23,071   21,444  + 7.6     42,822    40,228   + 6.4
  Converted products,
   tons                 117,637  122,606  - 4.1    242,516   247,864   - 2.2
  Logs, $/thousand
   board feet         $     504  $   513  - 1.8  $     512  $    519   - 1.3
  Lumber, $/thousand
   board feet               324      337  - 3.9        322       321   + 0.3
  Paper, $/ton FOB mill
   equivalent               565      550  + 2.7        560       563   - 0.5
  Paperboard, $/ton FOB
   mill equivalent          338      315  + 7.3        341       315   + 8.3
  Converted products,
   $/ton                    804      805  - 0.1        804       810   - 0.7



Consolidated Statement of Cash Flows (Unaudited)

                                           THREE MONTHS       SIX MONTHS
                                          ENDED APRIL 30    ENDED APRIL 30
(thousands except per share)                2003     2002     2003      2002
Cash provided by (used for) operations:
Net income (loss)                       $    494 $     15 $  1,907  $ (5,971)
Charges to income not requiring cash:
 Depreciation, depletion and
  amortization                            18,865   18,753   38,210    37,109
 Deferred taxes - net                        282    1,456    1,089    (1,955)
(Gain) loss on disposition of capital
  assets                                  (3,286)     315   (3,024)   (1,132)

Change in:
  Accounts and notes receivable - net      7,089   (2,093)  16,040    10,798
  Taxes on income, refundable              2,293        -    2,293         -
  Inventories                                509    8,397    3,913    11,393
  Other                                   (5,611)     731   (6,647)      923
  Pension and other noncurrent assets     (1,346)  (4,950)  (1,634)  (17,725)
  Accounts, payrolls and other taxes
   payable                                 7,431    3,754    4,132   (11,118)
  Federal income taxes payable                 -   (2,544)       -      (606)
  Other noncurrent liabilities               (89)     948      658     1,563
Cash provided by operations               26,631   24,782   56,937    23,279

Cash provided by (used for) investing:
Additions to:  Plant and equipment       (10,089) (11,454) (19,091)  (24,965)
               Timber and timberlands     (1,334)  (1,357)  (2,172)   (1,790)
Proceeds from the sale of capital assets   7,699      236    7,995     3,001
Cash used for investing                   (3,724) (12,575) (13,268)  (23,754)

Cash provided by (used for) financing:
Long-term debt                           (12,952)      48  (37,305)   16,716
Short-term borrowings                     (9,000) (12,000)   1,000    21,000
Restricted cash                                -      (99)       -   (20,607)
Payable to bank resulting from checks
 in transit                                3,272      227   (1,437)   (6,759)
Accounts payable for construction         (3,205)    (383)  (4,905)   (8,343)
Cash dividends                            (1,022)       -   (1,022)   (1,532)
Cash provided by (used for) financing    (22,907) (12,207) (43,669)      475

Change in cash position                        -        -        -         -
Cash position, beginning of period             -        -        -         -
Cash position, end of period            $      - $      -  $     -  $      -



Consolidated Balance Sheet (Unaudited)

                                                April 30   Oct. 31   April 30
(thousands)                                         2003      2002       2002
Assets
Current assets:
Accounts and notes receivable - net           $  84,540 $  100,580 $   87,271
Taxes on income, refundable                           -      2,293          -
Inventories                                      67,676     71,589     71,825
Restricted cash                                       -          -     20,607
Other                                            14,105      7,458      7,672
          Total current assets                  166,321    181,920    187,375
Capital assets:
Buildings, machinery and equipment at cost    1,829,564  1,828,841  1,823,965
  Accumulated depreciation                    1,081,171  1,059,778  1,032,805
   Costs to be depreciated in future years      748,393    769,063    791,160
Plant sites at cost                               3,524      3,524      3,480
                                                751,917    772,587    794,640
Timber at cost less depletion                   186,781    187,597    189,980
Roads at cost less amortization                   8,529      8,976      8,897
Timberland at cost                               20,148     20,133     20,093
                                                215,458    216,706    218,970
          Total capital assets                  967,375    989,293  1,013,610
Pension and other assets                        137,736    135,229    126,458
                                             $1,271,432 $1,306,442 $1,327,443

Liabilities and Shareholders' Equity
Current liabilities:
Payable to due to checks in transit           $   6,027  $   7,464 $    4,606
Accounts payable                                 45,538     51,168     41,640
Short-term borrowings                             3,000      2,000     29,000
Payrolls payable                                 18,122     12,138     17,039
Other taxes payable                               8,507      9,634      8,712
Current installments of long-term debt           50,000     62,400     32,400
          Total current liabilities             131,194    144,804    133,397
Long-term debt                                  486,163    510,195    569,716
Deferred taxes-net                              192,831    191,742    182,992
Other liabilities                                31,363     30,705     23,446
Shareholders' equity:
Common stock (51,076,567 shares)                 76,615     76,615     76,615
Additional paid-in capital                        3,306      3,306      3,306
Retained earnings                               349,960    349,075    337,971
         Total shareholders' equity             429,881    428,996    417,892
                                             $1,271,432 $1,306,442 $1,327,443